UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934

Amendment No.:

Name of Issuer:  Informax, Inc.

Title of Class of Securities: Common Stock

CUSIP Number:  45677N205


  (Date of Event Which Requires Filing of this Statement)

                      March 23, 2001

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/ / Rule 13d-1(b)
/X/ Rule 13d-1(c)
/ / Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of
Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP Number:  45677N205

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person

         Deerfield Capital, L.P.


2.  Check the Appropriate Box if a Member of a Group

         a.
         b.   X

3.  SEC Use Only


4.  Citizenship or Place of Organization

         Delaware

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:



6.  Shared Voting Power:

         776,600

7.  Sole Dispositive Power:



8.  Shared Dispositive Power:

         776,600

9.  Aggregate Amount Beneficially Owned by Each Reporting
Person

         776,600

10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares

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11. Percent of Class Represented by Amount in Row (9)

          3.99%

12. Type of Reporting Person

          PN

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CUSIP Number: 45677N205

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person

          Deerfield Partners, L.P.

2.  Check the Appropriate Box if a Member of a Group

          a.
          b.  X

3.  SEC Use Only


4.  Citizenship or Place of Organization

          Delaware

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:



6.  Shared Voting Power:

          776,600

7.  Sole Dispositive Power:



8.  Shared Dispositive Power:

          776,600

9.  Aggregate Amount Beneficially Owned by Each Reporting
    Person

          776,600

10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares

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11. Percent of Class Represented by Amount in Row (9)

          3.99%

12. Type of Reporting Person

          PN

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CUSIP Number: 45677N205

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person

          Deerfield Management Company


2.  Check the Appropriate Box if a Member of a Group

          a.
          b.  X

3.  SEC Use Only


4.  Citizenship or Place of Organization

          New York

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:



6.  Shared Voting Power:

          323,400

7.  Sole Dispositive Power:



8.  Shared Dispositive Power:

          323,400

9.  Aggregate Amount Beneficially Owned by Each Reporting
    Person

          323,4000

10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares

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11. Percent of Class Represented by Amount in Row (9)

          1.66%

12. Type of Reporting Person

          PN

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CUSIP Number: 45677N205

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person

          Deerfield International Limited


2.  Check the Appropriate Box if a Member of a Group

          a.
          b.  X

3.  SEC Use Only


4.  Citizenship or Place of Organization

          British Virgin Islands

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:



6.  Shared Voting Power:

          323,400

7.  Sole Dispositive Power:



8.  Shared Dispositive Power:

          323,400

9.  Aggregate Amount Beneficially Owned by Each Reporting
    Person

          323,400

10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares

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11. Percent of Class Represented by Amount in Row (9)

          1.66%

12. Type of Reporting Person

          CO

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CUSIP Number: 45677N205

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person

          Arnold H. Snider


2.  Check the Appropriate Box if a Member of a Group

          a.
          b.  X

3.  SEC Use Only


4.  Citizenship or Place of Organization

          United States

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:



6.  Shared Voting Power:

          1,100,000

7.  Sole Dispositive Power:



8.  Shared Dispositive Power:

          1,100,000

9.  Aggregate Amount Beneficially Owned by Each Reporting
    Person

          1,100,000

10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares

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11. Percent of Class Represented by Amount in Row (9)

          5.66%

12. Type of Reporting Person

          IN

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Item 1(a) Name of Issuer:  Informax, Inc.

      (b) Address of Issuer's Principal Executive Offices:

          6010 Executive Boulevard
          10th Floor
          Rockville, MD

Item 2(a) - (c).  Name, Principal Business Address, and
Citizenship of Persons Filing:

          Arnold H. Snider
          Deerfield Capital, L.P.
          Deerfield Partners, L.P.
          Deerfield Management Company
          450 Lexington Avenue
          Suite 1450
          New York, NY  10017

          Deerfield International Limited
          c/o Hemisphere Management (B.V.I.) Limited
          Bison Court
          Columbus Centre
          P.O. Box 3460
          Road Town, Tortola
          British Virgin Islands

          Mr. Snider - United States citizen

          Deerfield Capital, L.P. and Deerfield Partners,
          L.P. - Delaware limited partnerships

          Deerfield Management Company - New York limited partnership

          Deerfield International Limited - British Virgin
          Islands corporation

    (d)   Title of Class of Securities:  Common Stock

    (e)   CUSIP Number: 45677N205

Item 3.  If this statement is filed pursuant to Rule
13d-1(b)(1) or 13d-2(b) or (c) check whether the person filing is:

    (a) / / Broker or dealer registered under Section 15 of the Act,

    (b)  / / Bank as defined in Section 3(a)(6) of the Act,

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    (c)  / / Insurance Company as defined in
             Section 3(a)(19) of the Act,

    (d) / / Investment Company registered under Section 8 of the Investment Company Act,

    (e) / / Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee
             Retirement Income Security Act of 1974 or
             Endowment Fund,

    (g)  / / Parent Holding Company, in accordance with Rule
             13d-1(b)(ii)(G),

    (h) / / Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act,

    (i) / / Church plan excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act,

    (j)  / / Group, in accordance with Rule 13d-
             1(b)(1)(ii)(H).

If this statement is filed pursuant to Rule 13d-1(c), check this box. /X/

Item 4.  Ownership.

         (a) Amount Beneficially Owned: Deerfield Capital, L.P. and Deerfield Partners, L.P. - 776,600; Deerfield Management Company and Deerfield International Limited - 323,400; Arnold H. Snider - 1,100,000

         (b) Percent of Class: Deerfield Capital, L.P. and Deerfield Partners, L.P. - 3.99%; Deerfield Management Company and Deerfield International Limited - 1.66%; Arnold H. Snider - 5.66%

         (c)  Deerfield Capital, L.P. and Deerfield
              Partners, L.P. - 776,600 shares with shared power to vote or to direct the vote; 0 shares with sole power to vote or to direct the vote; 776,600 shares with shared power to dispose or to direct the disposition of; 0 shares with the sole power to dispose or to direct the disposition of.

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              Deerfield Management Company and Deerfield
              International Limited - 323,400 shares with shared power to vote or to direct the vote; 0 shares with sole power to vote or to direct the vote; 323,400 shares with shared power to dispose or to direct the disposition of; 0 shares with the sole power to dispose or to direct the disposition of.

              Arnold H. Snider - 1,100,000 shares with shared power to vote or to direct the vote; 0 shares with sole power to vote or to direct the vote; 1,100,000 shares with shared power to dispose or to direct the disposition of; 0 shares with the sole power to dispose or to direct the disposition of.

Item 5.  Ownership of Five Percent or Less of a Class.

         N/A

Item 6.  Ownership of More than Five Percent on Behalf of
         Another Person.

         N/A

Item 7.  Identification and Classification of the Subsidiary
         Which Acquired the Security Being Reported by the
         Parent Holding Company.

         N/A

Item 8.  Identification and Classification of Members of the
         Group.

         N/A

Item 9.  Notice of Dissolution of the Group.

         N/A

Item 10.

    Certification for Rule 13d-1(c): By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DEERFIELD CAPITAL, L.P.

By: Snider Capital Corp.
    General Partner

By: /s/ Arnold H. Snider
    ___________________________
    Arnold H. Snider, President


DEERFIELD PARTNERS, L.P.

By: Deerfield Capital, L.P.

By: Snider Capital Corp.,
    General Partner

By: /s/ Arnold H. Snider
    ___________________________
    Arnold H. Snider, President

DEERFIELD MANAGEMENT COMPANY

By: Snider Management Company,
    General Partner

By: /s/ Arnold H. Snider
    ___________________________
    Arnold H. Snider, President


DEERFIELD INTERNATIONAL LIMITED

By: Deerfield Management Company

By: Snider Management Company,
    General Partner

By: /s/ Arnold H. Snider
    ___________________________
    Arnold H. Snider, President


ARNOLD H. SNIDER

    /s/ Arnold H. Snider
    ___________________________

Date: March 27, 2001
























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

                                                        Exhibit A





                         AGREEMENT

         The undersigned agree that this Schedule 13G dated

March 27, 2001 relating to the Common Stock of Informax,

Inc. shall be filed on behalf of the undersigned.

DEERFIELD CAPITAL, L.P.

By:      Snider Capital Corp.,
         General Partner

By:      /s/ Arnold H. Snider
         ___________________________
         Arnold H. Snider, President

DEERFIELD PARTNERS, L.P.

By:      Deerfield Capital, L.P.

By:      Snider Capital Corp.,
         General Partner

By:      /s/ Arnold H. Snider
         ___________________________
         Arnold H. Snider, President

DEERFIELD MANAGEMENT COMPANY

By:      Snider Management Company,
         General Partner

By:      /s/ Arnold H. Snider
         ___________________________
         Arnold H. Snider, President











                           -17-



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DEERFIELD INTERNATIONAL LIMITED

By: Deerfield Management Company

By:      Snider Management Company,
         General Partner

By:      /s/ Arnold H. Snider
         ___________________________
         Arnold H. Snider, President

ARNOLD H. SNIDER

         /s/ Arnold H. Snider
         ___________________________






































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00871001.AR3